EXHIBIT 10.BB

JOHNSON CONTROLS, INC.
RESTRICTED STOCK OR RESTRICTED STOCK UNIT AWARD

Grant - Terms for Restricted Stock and Restricted Stock Units

Johnson Controls, Inc. has adopted the 2012 Omnibus Incentive Plan to permit awards of restricted stock or restricted stock units to be made to certain key employees of the Company or any Affiliate. The Company desires to provide incentives and potential rewards for future performance by the employee by providing the Participant with a means to acquire or to increase his/her proprietary interest in the Company's success.

Definitions. Capitalized terms used in this Award have the following meanings:

(a)	“Award” means this grant of Restricted Stock and/or Restricted Stock Units.

(b)	“Award Notice” means the Award notification delivered to the Participant.

(c)	“Company” means Johnson Controls, Inc., a Wisconsin corporation, or any successor thereto.

(d)
“Fair Market Value” means, per Share on a particular date, the closing sales price on such date on the New York Stock Exchange, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market.

(e)
“Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate as determined by the Administrator in its sole discretion, including but not limited to: (i) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (ii) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (iii) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

(f)	“Participant” means the individual selected to receive this Award.

(g)	“Plan” means the Johnson Controls, Inc. 2012 Omnibus Incentive Plan, as may be amended from time to time.

(h)
“Restriction Period” means the length of time indicated in the Award Notice during which the Participant cannot sell, transfer, pledge, assign or otherwise encumber the Restricted Stock or Restricted Stock Units subject to this Award, as specified in the Award Notice.

(i)	“Restricted Stock” means a Share that is subject to a risk of forfeiture and the Restriction Period.

(j)	“Restricted Stock Unit” means the right to receive a payment, in cash or Shares, equal to the Fair Market Value of one Share, that is subject to a risk of forfeiture and the Restriction Period.

(k)	“Retirement” has the meaning given in the Plan.

(l)	“Share” means a share of Stock.

(m)	“Stock” means the Common Stock of the Company.

Other capitalized terms used in this Award have the meanings given in the Plan.

The parties agree as follows:

1.
Grant of Award. Subject to the terms and conditions of the Plan, a copy of which has been delivered to the Participant and made a part of this Award, and to the terms and conditions of this Award, the Company grants to the Participant an award of Restricted Stock or Restricted Stock Units, as specified in the Award Notice, on the date (the “Grant Date”) and with respect to the number of Shares specified in the Award Notice.

2.	Restricted Shares. If the Award is in the form of Shares of Restricted Stock, the Shares are subject to the following terms:

a.	Restriction Period. The Company will hold the Shares in escrow for the Restriction Period. During this period, the Shares shall be subject to forfeiture as provided in Section 4.

b.
Removal of Restrictions. Subject to any applicable deferral election under the Johnson Controls, Inc. Executive Deferred Compensation Plan (or any successor plan) and to Section 4 below, Shares that have not been forfeited shall become available to the Participant after the last day of the Restriction Period upon payment in full of all taxes due with respect to such Shares.

c.	Voting Rights. During the Restriction Period, the Participant may exercise full voting rights with respect to the Shares.

d.
Dividends and Other Distributions. Any cash dividends or other distributions paid or delivered with respect to Shares of Restricted Stock for which the record date occurs on or before the last day of the Restriction Period will be credited to a bookkeeping account for the benefit of the Participant. For U.S. domestic Participants, the account will be converted into and settled in additional Shares issued under the Plan at the end of the applicable Restriction Period; for all other Participants, the account will be paid to the Participant in cash at the end of the applicable Restriction Period. Prior to the end of the Restriction Period, such account will be subject to the same terms and conditions (including risk of forfeiture) as the Shares of Restricted Stock to which the dividends or other distributions relate.

3.	Restricted Stock Units. If the Award is in the form of Restricted Stock Units, the Restricted Stock Units are subject to the following terms:

a.	Restriction Period. During the Restriction Period, the Restricted Stock Units shall be subject to forfeiture as provided in Section 4.

b.
Settlement of Restricted Stock Units. Subject to any applicable deferral election under the Johnson Controls, Inc. Executive Deferred Compensation Plan (or any successor plan thereto) and to Section 4 below, the Restricted Stock Units shall be settled by, for Participants who are Section 16 Participants on the Grant Date, payment of one Share per Restricted Stock Unit or, for all other Participants (including Participants who become Section 16 Participants after the Grant Date), payment of cash equal to the Fair Market Value of one Share per Restricted Stock Unit, in each case after the last day of the Restriction Period and upon payment in full of all taxes due with respect to such Restricted Stock Units.

c.
Dividend Equivalent Units. Any cash dividends or other distributions paid or delivered with respect to the Stock for which the record date occurs on or before the last day of the Restriction Period will result in a credit to a bookkeeping account for the benefit of the Participant. The credit will be equal to the dividends or other distributions that would have been paid with respect to the Shares subject to the Restricted Stock Units had such Shares been outstanding. For Participants who are Section 16 Participants on the Grant Date, the account will be converted into and settled in additional Shares issued under the Plan at the end of the applicable Restriction Period; for all other Participants (including Participants who become Section 16 Participants after the Grant Date), the account will be paid to the Participant in cash at the end of the applicable Restriction Period. Prior to the end of the Restriction Period, such account will be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Stock Units to which the dividends or other distributions relate.

4.	Termination of Employment - Risk of Forfeiture.

a.
Retirement. If the Participant terminates employment from the Company and its Affiliates due to Retirement at a time when the Participant could not have been terminated for Cause, then the Participant shall become vested in a prorated portion of the total number of Shares of Restricted Stock or Restricted Stock Units subject to this Award based on the number of days of the Participant’s employment during the Restricted Period prior to Retirement compared to the total number of days in the Restricted Period. Any Shares of Restricted Stock or Restricted Stock Units subject to this Award that do not become vested under this paragraph as a result of the Retirement shall automatically be forfeited and returned to the Company as of the date of the Retirement. Any remaining Restriction Period shall continue with respect to the vested Shares or Restricted Stock Units as if the Participant continued in active employment. If the Participant engages in Inimical Conduct after his Retirement, as determined by the Administrator, any Restricted Stock and/or Restricted Stock Units still subject to a Restriction Period shall automatically be forfeited as of the date of the Administrator’s determination.

b.
Death. If the Participant’s employment with the Company and its Affiliates terminates because of death at a time when the Participant could not have been terminated for Cause, then, effective as of the date the Company determines the Participant’s employment terminated due to death (provided such determination is made no more than 75 days after the date of death), any remaining Restriction Period shall automatically lapse. If the Participant dies after Retirement while this Award is still subject to the Restriction Period, then, effective as of the date of the Participant’s death (provided the Company receives notice of the Participant’s death within 75 days), any remaining Restriction Period shall automatically lapse as of the date of death. The Company shall have no liability to any person for any taxes, penalties or interest incurred by any person due to the Company not receiving notice of the Participant’s death within 75 days.

c.
Disability. If the Participant’s employment with the Company and its Affiliates terminates because of Disability at a time when the Participant could not have been terminated for Cause, then any remaining Restriction Period shall automatically lapse as of the date of such termination of employment; provided that, if the Participant’s employment with the Company and its Affiliates terminates because of Disability after the Participant reaches eligibility for Retirement (regardless of whether the Participant has retired), then all of the Shares of Restricted Stock or Restricted Stock Units subject to this Award shall become vested as of the date of such termination but the Restriction Period shall continue as if the Participant had terminated due to Retirement under Section 4(a) above.

d.
Other Termination. If the Participant’s employment terminates for any reason not described above, then any Shares of Restricted Stock or any Restricted Stock Units (and all deferred dividends paid or credited thereon) still subject to the Restriction Period as of the date of such termination shall automatically be forfeited and returned to the Company. In the event of the Participant’s involuntary termination of employment by the Company or an Affiliate for other than Cause, the Administrator may waive the automatic forfeiture of any or all such Shares of Restricted Stock or Restricted Stock Units (and all deferred dividends or other distribution paid or credited thereon) and may add such new restrictions to such Restricted Stock or Restricted Stock Units as it deems appropriate. The Company may suspend payment or delivery of Shares (without liability for interest thereon) pending the Administrator’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.

5.
Withholding. The Participant agrees to remit to the Company any foreign, Federal, state and/or local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the issuance of Shares under this Award, the vesting of this Award or the payment of cash under this Award. Notwithstanding anything to the contrary in this Award, if the Company or any Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in connection with the Award, then the Company may require the Participant to pay to the Company, in cash, promptly on demand, amounts sufficient to satisfy such tax obligations or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. Alternatively, the Company can withhold Shares no longer restricted, or can withhold from cash or property, including cash or Shares under this Award, payable or issuable to the Participant, in the amount needed to satisfy any withholding obligations; provided that, in the case of Shares, the amount withheld may not exceed the Participant’s minimum withholding obligations.

6.
No Claim for Forfeiture. Neither the Award nor any benefit accruing to the Participant from the Award will be considered to be part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments. In no event may the Award or any benefit accruing to the Participant from the Award be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate. In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the grant, the Participant shall have been deemed irrevocably to have waived any entitlement to pursue such claim.

7.
Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

8.
Securities Compliance. The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the Securities Act of 1933, as amended, applicable state securities laws or other legal requirements, or (b) implement the provisions of the Plan, this Award or any other agreement between the Company and the Participant with respect to such Shares.

9.
Successors. All obligations of the Company under this Award shall be binding on any successor to the Company. The terms of this Award and the Plan shall be binding upon and inure to the benefit of the Participant, and his or her heirs, executors, administrators or legal representatives.

10.
Legal Compliance. The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.
Governing Law; Arbitration. This Award and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. Arbitration will be conducted per the provisions in the Plan.

12.
Data Privacy and Sharing. As a condition of the granting of the Award, the Participant acknowledges and agrees that it is necessary for some of the Participant’s personal identifiable information to be provided to certain employees of the Company, the third party data processor that administers the Plan and the Company’s designated third party broker in the United States. These transfers will be made pursuant to a contract that requires the processor to provide adequate levels of protection for data privacy and security interests in accordance with the EU Data Privacy Directive 95/46 EC and the implementing legislation of the Participant’s home country. By accepting the Award, the Participant acknowledges having been informed of the processing of the Participant’s personal identifiable information described in the preceding paragraph and consents to the Company collecting and transferring to the Company's Shareholder Services Department, and its independent benefit plan administrator and third party broker, the Participant’s personal data that are necessary to administer the Award and the Plan. The Participant understands that his or her personal information may be transferred, processed and stored outside of the Participant’s home country in a country that may not have the same data protection laws as his or her home country, for the purposes mentioned in this Award.

This Award, the Award Notice and any other documents expressly referenced in this Award contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

The Company has caused this Award to be executed by one of its authorized officers as of the date of grant.

JOHNSON CONTROLS, INC.

/s/ Brian J. Cadwallader

Brian J. Cadwallader
Vice President, Secretary and General Counsel